Exhibit 99.2

GAP INC. APPOINTS CISCO SYSTEMS EXECUTIVE PADMASREE WARRIOR TO BOARD OF DIRECTORS

San Francisco - Aug. 21, 2013 - Gap Inc. (NYSE: GPS) announced today that Padmasree Warrior, chief technology and chief strategy officer of Cisco Systems, has been elected to serve on the Gap Inc. Board of Directors, effective September 30, 2013.

“Padma is an accomplished business leader with nearly 30 years' experience within the technology industry, as both a strategist and innovator,” said Glenn Murphy, Gap Inc. chairman and chief executive officer. “As we increase our investment in serving customers across all channels, Padma's relevant expertise will be an asset to our board and management team.”

Ms. Warrior is responsible for Cisco's worldwide business and technology strategy, mergers and acquisitions, equity investments, and innovation. During her past five years at the $48 billion technology company, Ms. Warrior has achieved market share gains in all product categories she has managed and helped Cisco grow through strategic partnerships and new business models.

“I'm thrilled to be joining Gap Inc., a company that understands the importance of integrating technology and retail in ways that improve the lives of its customers,” said Ms. Warrior. “It is an exciting time to join the Board, especially given the momentum in the business, and I am looking forward to contributing to the long-term success and shareholder value of the company.”

Prior to joining Cisco Systems, Ms. Warrior worked at Motorola for 23 years, where she started as a research engineer and exited as its Chief Technology Officer.  Her roles of increasing responsibility over the years included leading global innovation, overall research and development, Global Software Group and Early Stage Businesses.  She also led the Motorola's Energy Systems Group, which was a global business with diversified products in the mobile phone, portable computing and hand held electronics markets.

Ms. Warrior has been recognized year-over-year as a top business leader, including Forbes “100 Most Powerful Women in Business,” Fast Company “100 Most Creative People in Business,” and Wall Street Journal “50 Women to Watch.”

She holds a Master of Science degree from Cornell University and a Bachelor of Technology degree from the Indian Institute of Technology, New Delhi. Previously, Ms. Warrior has served as a director on the boards of Corning Corporation and Ferro Corporation, and is a member of Cornell University's Board of Trustees.

Ms. Warrior becomes the 11th board member and the third woman on the Gap Inc. board, in addition to Gap Inc. co-founder, Doris Fisher, who became an honorary lifetime director in 2009.

About Gap Inc.

Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Media Relations:
Edie Kissko
415-427-4173
press@gap.com

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com